FORWARD INDUSTRIES' CHIEF EXECUTIVE WILL STEP DOWN AT END OF YEAR

POMPANO BEACH, FL -- July 27, 2006 -- Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carrying case solutions, announced today that Jerome E. Ball, Chairman and Chief Executive Officer, plans to retire from the CEO position in December, but that he would remain as non-executive Chairman of the Company's Board of Directors.

The Company did not immediately name a successor, but said that a committee of independent directors has been formed to name Mr. Ball's replacement as CEO.

Mr. Ball, who has brought stability and professionalism to the Company since he became CEO 8 years ago, turned 70 last September and said he felt the "timing was right" to step down.  He said that he "accomplished what he set out to do" when he became CEO, which was to significantly improve the Company's financial position and transform Forward from a manufacturing company into a selling and marketing company.  Mr. Ball noted that the Company is in a very sound financial position, and that now is the time to let someone else take it to the next level.

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

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